Exhibit 99.1

Sunoco LP Announces 3Q 2015 Financial and Operating Results and

10th Consecutive Distribution Increase

•	Strong overall quarter with pro forma adjusted EBITDA attributable to partners of $148.7 million
•	Distribution increased 7.5 percent versus 2Q 2015 and an approximate 37 percent increase versus the prior year period
•	Acquisition of Susser Holdings Corporation in 3Q contributed to strong earnings and increased SUN’s exposure to high-growth retail markets
•	Distributable cash flow coverage ratio of 2.0x for 3Q

Conference Call Scheduled for 9 a.m. CT (10:00 a.m. ET) on Thursday, November 5

HOUSTON, November 4, 2015 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three months ended September 30, 2015.

Pro forma Adjusted EBITDA attributable to partners totaled $148.7 million, compared with Adjusted EBITDA attributable to partners of $14.0 million in the third quarter of 2014.  Third quarter pro forma Adjusted EBITDA attributable to partners excludes July pre-acquisition earnings for Susser Holdings Corporation and transaction-related expenses.

Distributable cash flow attributable to partners, as adjusted, was $112.4 million, compared to $12.2 million a year earlier, and distributable cash flow per common unit was $1.77.  The favorable year-over-year comparisons primarily reflect the contributions from the dropdown acquisitions of Susser Holdings Corporation (“Susser”) in July 2015, a 31.58 percent interest in the wholesale fuel distribution business of Sunoco, LLC in April 2015 and the MACS convenience stores in October 2014 from SUN’s affiliate, Energy Transfer Partners, L.P. (NYSE: ETP), along with the purchase of Aloha Petroleum in December 2014 and the Aziz Quick Stop stores in August.

On November 3, the Board of Directors of SUN’s general partner declared a distribution for the third quarter of 2015 of $0.7454 per unit, which corresponds to $2.9816 per unit on an annualized basis.  This represents a 7.5 percent increase compared to the distribution for the second quarter of 2015 and an approximate 37 percent increase compared with the third quarter of 2014. This is the Partnership’s 10th consecutive quarterly distribution increase. The distribution will be paid on November 27 to unitholders of record on November 17. SUN achieved a 2.0 times distribution coverage ratio for the third quarter.

Revenue was $4.5 billion, up 243.9 percent compared to $1.3 billion in the third quarter of 2014. The increase was the result of the contribution of merchandise and retail fuel sales from the Susser, MACS and Aloha convenience stores, the wholesale fuel distribution sales from MACS, Aloha Petroleum and SUN’s interest in Sunoco, LLC on a consolidated basis and higher rental income.

Total gross profit was $381.1 million, compared to $21.9 million in the third quarter of 2014.  Key drivers of the increase were the contributions from the previously mentioned acquisitions, which resulted in higher-margin retail fuel gallons and merchandise being added to the overall sales mix.

Net income attributable to partners was $27.5 million, or $0.30 per diluted unit, versus $1.0 million, or $0.04 per diluted unit, in the third quarter of last year.

On a weighted average basis, excluding non-controlling interest, fuel margin for all gallons sold increased to 20.6 cents per gallon, compared to 3.8 cents per gallon a year ago.  Sales of higher margin retail gallons by Susser, MACS and Aloha -- along with a change in the wholesale fuel customer mix related to the Sunoco, LLC, MACS and Aloha acquisitions -- drove most of the margin increase.

Adjusted EBITDA attributable to partners related to the wholesale segment was $76.4 million in the third quarter.  Excluding the non-controlling interest, total wholesale gallons sold in the third quarter were 698.8 million, compared with 468.4 million in the third quarter of last year, an increase of 49.2 percent.  This includes gallons sold to affiliate-operated convenience stores, consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers.

As a result of the Susser Holdings acquisition which converted legacy Susser wholesale affiliate volumes to retail volumes, motor fuel gallons sold to affiliates decreased to 90.4 million gallons during the third quarter of 2015.  Affiliate customers for the quarter included Sunoco retail fuel and convenience store sites operated by a subsidiary of ETP and that currently remain at ETP.

Other third-party wholesale gallons increased from a year ago by 267.4 percent to 608.4 million gallons related to the acquisitions of MACS, Aloha and 31.58 percent of Sunoco LLC.  Gross profit on these gallons was 15.2 cents per gallon, compared to 5.3 cents per gallon a year earlier, driven by the change in customer mix related to the acquisitions.

Adjusted EBITDA attributable to partners related to the retail segment, including both fuel and merchandise, was $95.3 million in the third quarter.  Total retail gallons sold during the third quarter totaled 353.6 million gallons on which the Partnership earned 34.1 cents per gallon.  Merchandise sales totaled $429.9 million and contributed $142.5 million of gross profit at a margin of approximately 33.2%.

Retail gallons sold by the newly acquired Susser locations during the third quarter totaled 300.6 million gallons.  Gross profit on these gallons was $86.0 million.  Merchandise sales from these locations totaled $368.6 million and contributed $127.3 million of gross profit.  On a same store sales basis, the retail business in the Southwest recorded a 2.7 percent increase in merchandise sales and a 1.9 percent decline in fuel gallons for the quarter.  Excluding markets that are directly impacted by lower oil and gas activity, SUN achieved a 4.7 percent increase in merchandise sales and a 0.1 percent increase in fuel gallons, on a same store basis.  As of September 30, SUN operated 706 retail convenience stores and fuel outlets in Texas, Oklahoma and New Mexico.

The remaining retail business is comprised of locations from the MACS and Aloha acquisitions.  On a same store sale basis, the MACS and Aloha retail business achieved 2.5 percent growth in fuel gallons and 15 percent on merchandise for the quarter.  As of September 30, SUN operated 157 retail convenience stores and fuel outlets in Virginia, Hawaii, Tennessee, Maryland and Georgia.

SUN’s other recent accomplishments include the following:

•

On July 31 SUN completed the acquisition of Susser Holdings Corporation from affiliates of ETP in a transaction valued at approximately $1.93 billion.  SUN paid approximately $967 million in cash and issued to ETP’s subsidiaries approximately 21.98 million Class B SUN Units valued at $967 million.  These units were converted to common units on August 19, 2015. The Susser acquisition was accounted for as a transaction between entities under common control, which requires SUN to retrospectively adjust its financial statements to include the balances and operations of Susser from September 1, 2014, the date of common control.

•

In August, SUN completed the acquisition of 27 Aziz Quick Stop convenience stores in South Texas and is in the process of rebranding most of the stores to the Stripes convenience store brand.  The Partnership also expects to complete the previously announced acquisition of a wholesale motor fuel distribution business serving the Northeastern United States for $57 million, plus inventory value, in the fourth quarter.  This acquisition is expected to be immediately accretive to SUN with respect to distributable cash flow and will be funded using amounts available under SUN's revolving credit facility.

•

On July 20, in connection with the Susser acquisition, SUN issued $600 million of 5.5 percent senior notes due 2020 through an upsized private offering that raised net proceeds of $592.5 million. The Partnership also issued 5.5 million new common units in a public offering at a price of $40.10 per unit. The offering was completed on July 21 and raised net proceeds of $212.9 million.

•

As of September 30, SUN had outstanding borrowings under its $1.5 billion revolving credit facility of $875.0 million (and $11.8 million in standby letters of credit) and its credit ratio, as defined by the credit agreement, was 4.4 times.

SUN's gross capital expenditures for the third quarter excluding acquisitions totaled $94.5 million.

An analysis of SUN’s segment results and other supplementary data is provided after the financial tables shown below.

Third Quarter 2015 Earnings Conference Call

Sunoco LP management will hold a conference call on Thursday, November 5, at 9:00 a.m. CT (10:00 a.m. ET) to discuss third quarter results and recent developments.  To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.  A telephone replay will be available through November 12 by calling 201-612-7415 and using the access code 13622354#.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates more than 850 convenience stores and retail fuel sites and distributes motor fuel to c-stores, independent dealers, commercial customers and distributors located in 30 states at approximately 6,800 sites, both directly and through our 31.6 percent interest in Sunoco, LLC, owned in partnership with Energy Transfer Partners (NYSE: ETP). Our parent -- Energy Transfer Equity (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.  ETP owns a 50.8% limited partner interest. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts

Investors:

Scott Grischow, Director of Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@susser.com

- Financial Schedules Follow -

SUNOCO LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

(unaudited)

	December 31, 2014	September 30, 2015
Asset
Current assets:
Cash and cash equivalents	$125,426	$47,773
Advances to affiliates	396,376	242,639
Accounts receivable, net	257,065	317,840
Receivables from affiliates (MACS: $3,484 at December 31, 2014 and $5,549 at September 30, 2015)	4,941	25,222
Inventories, net	440,294	350,613
Other current assets	72,557	65,782
Total current assets	1,296,659	1,049,869
Property and equipment, net (MACS: $45,340 at December 31, 2014 and $44,161 at September 30, 2015)	2,081,126	2,298,004
Other assets:
Goodwill	1,854,436	1,799,044
Intangible assets, net	893,455	980,591
Other noncurrent assets (MACS: $3,665 at December 31, 2014 and September 30, 2015)	35,568	52,085
Total assets	$6,161,244	$6,179,593
Liabilities and equity
Current liabilities:
Accounts payable (MACS: $6 at December 31, 2014 and September 30, 2015)	$383,496	$439,158
Accounts payable to affiliates	56,969	35,449
Accrued expenses and other current liabilities (MACS: $484 at December 31, 2014 and September 30, 2015)	291,047	253,777
Current maturities of long-term debt (MACS: $8,422 at December 31, 2014 and $8,393 at September 30, 2015)	13,772	13,762
Total current liabilities	745,284	742,146
Revolving line of credit	683,378	875,000
Long-term debt (MACS: $48,029 at December 31, 2014 and $46,400 at September 30, 2015)	408,826	1,568,447
Deferred income tax liability	391,332	419,303
Other noncurrent liabilities (MACS: $1,190 at December 31, 2014 and September 30, 2015)	89,268	95,552
Total liabilities	2,318,088	3,700,448
Commitments and contingencies (Note 13)
Partners' capital:
Limited partner interest:
Common unitholders - public (20,036,329 units issued and outstanding at December 31, 2014 and 25,536,329 at September 30, 2015)	874,688	1,092,954
Common unitholders - affiliated (4,062,848 units issued and outstanding at December 31, 2014 and 26,837,310 at September 30, 2015)	27,459	1,267,056
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2014 and September 30, 2015)	—	74,991
Class A unitholders - held by subsidiary (no units issued or outstanding at December 31, 2014 and 11,018,744 at September 30, 2015)	—	—
Total partners' capital	902,147	2,435,001
Predecessor equity	2,946,653	—
Noncontrolling interest	(5,644)	44,144
Total equity	3,843,156	2,479,145
Total liabilities and equity	$6,161,244	$6,179,593

Parenthetical amounts represent assets and liabilities attributable to consolidated variable interest entities of Mid-Atlantic Convenience Stores, LLC (MACS) as of December 31, 2014 and September 30, 2015.

SUNOCO LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except unit and per unit amounts)

(unaudited)

	July 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014	Three Months Ended September 30, 2015
	Predecessor	Successor
Revenues
Retail motor fuel sales	$—	$350,689	$854,140
Wholesale motor fuel sales to third parties	323,281	1,021,267	2,664,186
Wholesale motor fuel sales to affiliates	571,755	271,726	500,362
Merchandise sales	—	115,070	429,891
Rental income	3,424	2,531	18,411
Other	1,117	9,300	20,327
Total revenues	899,577	1,770,583	4,487,317
Cost of sales
Retail motor fuel cost of sales	—	326,538	740,632
Wholesale motor fuel cost of sales	882,666	1,300,425	3,076,942
Merchandise cost of sales	—	78,091	287,364
Other	553	426	1,232
Total cost of sales	883,219	1,705,480	4,106,170
Gross profit	16,358	65,103	381,147
Operating expenses
General and administrative	6,833	10,844	42,752
Other operating	1,169	55,025	183,623
Rent	196	5,048	23,586
Loss (gain) on disposal of assets	(3)	(34)	696
Depreciation, amortization and accretion	3,798	13,309	45,601
Total operating expenses	11,993	84,192	296,258
Income from operations	4,365	(19,089)	84,889
Interest expense, net	(1,491)	(3,371)	(28,517)
Income before income taxes	2,874	(22,460)	56,372
Income tax expense	(91)	(980)	(28,972)
Net income (loss) and comprehensive income (loss)	2,783	(23,440)	27,400
Less: Net loss and comprehensive loss attributable to noncontrolling interest	—	—	(12,142)
Less: Preacquisition income allocated to general partner	—	(21,684)	11,998
Net income (loss) and comprehensive income (loss) attributable to partners	$2,783	$(1,756)	$27,544
Net income (loss) per limited partner unit:
Common (basic and diluted)	$0.13	$(0.09)	$0.30
Subordinated (basic and diluted)	$0.13	$(0.09)	$0.53
Weighted average limited partner units outstanding:
Common units - public	10,957,974	10,974,491	24,340,677
Common units - affiliated	79,308	79,308	19,431,349
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436
Cash distribution per unit	$—	$0.5457	$0.7454

SUNOCO LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except unit and per unit amounts)

(unaudited)

	January 1, 2014 through August 31, 2014	September 1, 2014 through September 30, 2014	Nine Months Ended September 30, 2015
	Predecessor	Successor
Revenues
Retail motor fuel sales	$—	$350,689	$2,538,495
Wholesale motor fuel sales to third parties	1,275,422	1,021,267	8,021,741
Wholesale motor fuel sales to affiliates	2,200,394	271,726	1,391,145
Merchandise sales	—	115,070	1,195,306
Rental income	11,690	2,531	54,202
Other	4,683	9,300	59,834
Total revenues	3,492,189	1,770,583	13,260,723
Cost of sales
Retail motor fuel cost of sales	—	326,538	2,281,887
Wholesale motor fuel cost of sales	3,429,169	1,300,425	9,048,913
Merchandise cost of sales	—	78,091	801,231
Other	2,339	426	3,744
Total cost of sales	3,431,508	1,705,480	12,135,775
Gross profit	60,681	65,103	1,124,948
Operating expenses
General and administrative	17,075	10,844	131,175
Other operating	4,964	55,025	504,813
Rent	729	5,048	70,097
Loss (gain) on disposal of assets	(39)	(34)	1,531
Depreciation, amortization and accretion	10,457	13,309	144,128
Total operating expenses	33,186	84,192	851,744
Income from operations	27,495	(19,089)	273,204
Interest expense, net	(4,767)	(3,371)	(57,692)
Income before income taxes	22,728	(22,460)	215,512
Income tax expense	(218)	(980)	(43,657)
Net income (loss) and comprehensive income (loss)	22,510	(23,440)	171,855
Less: Net income and comprehensive income attributable to noncontrolling interest	—	—	49,788
Less: Preacquisition income (loss) allocated to general partner	—	(21,684)	64,789
Net income (loss) and comprehensive income (loss) attributable to partners	$22,510	$(1,756)	$57,278
Net income (loss) per limited partner unit:
Common (basic and diluted)	$1.02	$(0.09)	$0.97
Subordinated (basic and diluted)	$1.02	$(0.09)	$1.22
Weighted average limited partner units outstanding:
Common units - public	10,944,309	10,974,491	21,486,878
Common units - affiliated	79,308	79,308	9,507,137
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436
Cash distribution per unit	$1.0218	$0.5457	$2.0838

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.

Beginning with the acquisition of MACS, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the three month period ended September 30, 2014 includes retail operations for the month of September 2014, only.

On April 1, 2015 we acquired a 31.58% membership interest in Sunoco LLC. Because we have a controlling financial interest in Sunoco LLC as a result of our 50.1% voting interest, our consolidated financial statements include 100% of Sunoco LLC. The 68.42% membership interest in Sunoco LLC that we do not own is presented as noncontrolling interest in our consolidated financial statements.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance (in thousands, except for gross profit per gallon):

	Three Months ended September 30,
	2014			2015
	Wholesale (2)	Retail (2)	Total (1)	Wholesale	Retail	Total
	(Combined)
Revenues
Retail motor fuel sales	$—	$350,689	$350,689	$—	$854,140	$854,140
Wholesale motor fuel sales to third parties	1,344,548	—	1,344,548	2,664,186	—	2,664,186
Wholesale motor fuel sales to affiliates	843,481	—	843,481	500,362	—	500,362
Merchandise sales	—	115,070	115,070	—	429,891	429,891
Rental income	5,710	245	5,955	11,332	7,079	18,411
Other income	5,025	5,392	10,417	12,054	8,273	20,327
Total revenue	2,198,764	471,396	2,670,160	3,187,934	1,299,383	4,487,317
Gross profit
Retail motor fuel	—	24,151	24,151	—	113,508	113,508
Wholesale motor fuel	4,938	—	4,938	87,606	—	87,606
Merchandise	—	36,979	36,979	—	142,527	142,527
Rental and other	9,757	5,636	15,393	27,787	9,719	37,506
Total gross profit	$14,695	$66,766	$81,461	$115,393	$265,754	$381,147
Net income and comprehensive income attributable to partners (6)	$4,030	$(3,003)	$1,027	$21,398	$6,146	$27,544
Adjusted EBITDA attributable to partners (6) (7)	$24,542	$17,023	$41,565	$76,397	$95,271	$171,668
Distributable cash flow attributable to partners, as adjusted (6) (7)			$12,242			$112,378
Operating Data
Total motor fuel gallons sold:
Retail		107,352	107,352		353,641	353,641
Wholesale (3)	534,502		534,502	1,308,781		1,308,781
Wholesale contract affiliated (4)	290,912		290,912	286,215		286,215
Motor fuel gross profit (cents per gallon) (5):
Retail		23.3¢			34.1¢
Wholesale (3)	6.7¢			12.5¢
Wholesale contract affiliated (4)	3.3¢			4.0¢
Volume-weighted average for all gallons			7.6¢			15.2¢
Retail merchandise margin		32.1%			33.2%

(1)

Reflects combined results of the Predecessor period from July 1, 2014 through August 31, 2014, and the Successor period from September 1, 2014 to September 30, 2014. The impact from “push down” accounting related to the ETP Merger resulted in a $0.2 million increase in depreciation, amortization and accretion expense.

(2)	Reflects MACS and Sunoco LLC wholesale operations and MACS and Susser retail operations, beginning September 1, 2014.
(3)	Reflects all wholesale transactions excluding those pursuant to the Susser and Sunoco, Inc. Distribution Contracts.
(4)	Reflects transactions pursuant to the Susser Distribution Contract for July 1, 2014 through August 31, 2014 and the Sunoco, Inc. Distribution Contract at set margins as dictated by the agreements.
(5)	Excludes impact of inventory fair value adjustments consistent with our definition of Adjusted EBITDA.
(6)	Excludes the noncontrolling interest results of operations related to our consolidated variable interest entities (“VIE”s and Sunoco LLC.
(7)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and in an effort to conform the method by which we measure our business to that of ETP’s operations, we now define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2020 and 2023 Senior Notes which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income are excluded.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow for the three months ended September 30, 2014 and 2015 (in thousands):

	Three Months ended September 30,
	2014			2015
	Wholesale (2)	Retail (2)	Total (1)	Wholesale	Retail	Total
	(Combined)
Net income and comprehensive income	$(25,524)	$4,867	$(20,657)	$12,847	$14,553	$27,400
Depreciation, amortization and accretion	9,056	8,051	17,107	13,571	32,030	45,601
Interest expense, net	2,465	2,397	4,862	12,338	16,179	28,517
Income tax expense (benefit)	1,062	9	1,071	39	28,933	28,972
EBITDA	(12,941)	15,324	2,383	38,795	91,695	130,490
Non-cash stock compensation expense	3,537	2,081	5,618	1,398	496	1,894
Loss on disposal of assets & impairment charge	(92)	55	(37)	920	(224)	696
Unrealized gains on commodity derivatives	794	—	794	735	—	735
Inventory fair value adjustments (9)	47,535	893	48,428	87,307	7,240	94,547
Adjusted EBITDA	$38,833	$18,353	$57,186	$129,155	$99,207	$228,362
Adjusted EBITDA attributable to noncontrolling interest	14,291	1,330	15,621	52,758	3,936	56,694
Adjusted EBITDA attributable to partners	24,542	17,023	41,565	76,397	95,271	171,668
Cash interest expense (8)			1,878			27,419
Income tax expense (current)(benefit)			99			537
Maintenance capital expenditures			174			8,351
Preacquisition earnings			27,610			23,841
Distributable cash flow attributable to partners			$11,804			$111,520
Transaction-related expenses			438			858
Distributable cash flow attributable to partners, as adjusted			$12,242			$112,378

(8)	Reflects the partnership’s cash interest paid less the cash interest paid on our VIE debt of $2.3 million during the three month period ended September 30, 2015.
(9)	Due to the change in fuel prices, we recorded a $48.4 million and $94.5 million write-down of the value of fuel inventory during the three months ended September 30, 2014 and 2015, respectively.

Pro Forma Results of Operations

We have provided below certain supplemental pro forma information for the three and nine months ended September 30, 2015. The pro forma information gives effect to the 68.42% noncontrolling interest in Sunoco LLC. Pursuant to our 31.58% membership interest in Sunoco LLC, the Sunoco LP pro forma information reflects only that equity interest in Sunoco LLC.

Management believes the pro forma presentation is useful to investors because it provides investors comparable operating data to support our Adjusted EBITDA and distributable cash flow attributable to partners.

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
	Pro Forma
	(unaudited)
	(in thousands except gross profit per gallon)
Gross profit
Retail gross profit	$113,508	$256,608
Wholesale gross profit	63,388	203,041
Total pro forma fuel gross profit	$176,896	$459,649

Operating data
Motor fuel gallons sold:
Retail	353,641	1,060,297
Wholesale	608,397	1,788,579
Wholesale contract affiliated	90,387	262,367
Total pro forma fuel gallons	1,052,425	3,111,243

Motor fuel gross profit (cents per gallon) (1):
Retail	34.1¢	24.4¢
Wholesale	15.2¢	11.3¢
Wholesale contract affiliated	4.0¢	4.0¢

Pro forma volume-weighted average for all gallons	20.6¢	15.2¢

(1)

Excludes impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA. For the three months ended September 30, 2015 the retail and wholesale pro forma inventory fair value adjustments were $7.2 million and $32.6 million, respectively. For the nine months ended September 30, 2015 the retail and wholesale pro forma inventory fair value adjustments were $2.1 million and $10.4 million, respectively.

SUNOCO LP

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES

(Tabular amounts in millions)

(unaudited)

We currently expect capital expenditures for the full year 2015, excluding acquisitions but including the additional capital spending related to our 31.58% interest in Sunoco LLC, and ownership interest in Susser effective with respective dates of acquisition to be within the following ranges (in millions):

	Low	High
Maintenance	$ 40	50
Growth	220	240
Total	$ 260	290

On a 100% consolidated basis, our maintenance capital expenditures would range from $45 to $55 million and our growth capital expenditures would range from $240 to $260 million. The above growth capital spending estimate includes the 35 to 40 new Stripes convenience stores that are planned to be built in 2015.